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                      April 28, 2021

       Hyun Park
       Senior Vice President and Chief Legal Officer
       FirstEnergy Corp.
       76 South Main Street
       Akron, OH 44308

                                                        Re: FirstEnergy Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 18,
2021
                                                            File No. 333-21011

       Dear Mr. Park:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation